Exhibit 23(b)

GATEWAY ENERGY CORPORATION AND SUBSIDIARIES

EXHIBIT 23(b)

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 2, 2001, accompanying the consolidated financial statements included in the Annual Report of Gateway Energy Corporation on Form 10-KSB for the year ended December 31, 2000.  We hereby consent to the incorporation by reference of said report in the Registration Statement of Gateway Energy Corporation on Form S-8 (File No. 333-80897, effective June 17, 1999).  It should be noted that we have not audited any financial statements of the company subsequent to December 31, 2000 or performed any audit procedures subsequent to the date of our report.

GRANT THORNTON LLP

Houston, Texas

April 1, 2002